Exhibit 99.10

Property Transfer Agreement

This Property Transfer Agreement (the “Agreement”) is entered into by and between the parties listed below on January 25, 2011 in Jinjiang, the People’s Republic of China (“PRC”).

Transferor: Jinjiang Yinglin Jinduren Fasion Limited (hereafter referred to as “Party A”)
Transferee: Zhimeng Wu (hereafter referred to as “Party B”)

Party A and Party B hereby enter into the following agreement in connection with the transfer of Party A’s property through friendly consultation:

I.	Transfer of Property
1.	Party A agrees to transfer its properties to Party B pursuant to the terms and conditions under this Agreement;
2.	Party B agrees to accept the properties transferred from Party A pursuant to the terms and conditions under this Agreement;
3.
Since the transfer date under Section 4 of Article VIII of this Agreement, Party B shall become the owner of the transferred property and bear all rights and obligations on the transferred property and Party A shall be free from such rights and obligations but shall help Party B complete all necessary procedure for the transfer.

4.	Starting the transfer date, Party B and its authorized representative shall take over the transferred property and use it for business operations.

II.	Property
The parties agree that the properties to be transferred pursuant to this Agreement include all items listed in the schedule attached herewith (the “Properties”) and Party A shall transfer all of the Properties to Party B on the transfer date.

III.	Price and Payment
1.	The parties agree that the transfer price for the Properties is RMB 1,029,400. The parties may adjust the transfer price on the transfer date based on the appraisal value on the transfer date.
2.	All payment for the transfer price shall be complete by March 23, 2011.

IV.	Delivery of Properties
1.	Party A shall deliver all of the Properties to Party B after receipt of the payment by March 23, 2011.
2.	Party B shall pay any costs and fees relating to the delivery of Properties.

V.	Representations of Party A
1.
Party A represents that Party A is an enterprise lawfully incorporated under PRC law and has sufficient rights and powers to execute this Agreement and carry out the duties and obligations under this Agreement. This Agreement, upon execution by Party A, shall be binding to Party A.

2.
Party A represents that Party A is the legal and sole owner of the Properties and has the rights and powers to transfer part or all of the Properties. The title of the Properties is free from claim or priority of any third party. Any transferee of the Properties will be entitled to all rights to the Properties and will also have the right to transfer the Properties.

3.
Party A represents that Party A legitimately owns the Properties until the transfer date. Unless disclosed to Party B in writing, there is no pledges, securities, or any other third party claims on the title of Properties.

VI.	Debts
1.	Party A has no unpaid loans, debts, or any other burdens that may change the title of Properties.
2.	Party A has never received any written notice from its creditor before the execution date regarding any actions to be taken on part or all of the Properties.
3.	Party A has never set pledge, guaranty, security, mortgage or any other burden on the title of Properties, or had any promise, agreement, or arrangement that may burden the title of Properties.
4.	As of the execution date, there is no third party claim on the tile of the Properties or dispute over the title of Properties.
5.	Party A has never refrained from disclosing to Party B any facts that, once disclosed, may influence the performance of any terms or conditions of this Agreement.
6.	As of the transfer date, the machineries, equipment and tools to be transferred are all in good working condition.
7.	Any member of Party A’s management shall keep confidential all information and trade secrete on the transfer before the transfer date.
8.
After the transfer date, Party A shall not engage in any business or transaction, international or domestic, in competition with Party B, including but not limited to any business or transaction that Party A engages director or through its subsidiaries or as a shareholder of a competing company.

9.	Any unsettled matter under this Agreement shall be resolved pursuant to relevant laws and regulations and consultation between the parties.
10.	The above representations shall still be effective after the transfer date.

VII.	Representations of Party B
1.	Party B shall have legitimate rights to enter into this Agreement in connection with the transfer of Properties.
2.	Any unsettled matter under this Agreement shall be resolved pursuant to relevant laws and regulations and consultation between the parties.
3.	Party B shall complete payment according to this Agreement.

VIII.	Confidentiality
Any party shall not disclose to a third party any information relating to the transaction under this Agreement at any time before or after the transfer of Properties without the prior written consent of the other party, unless such disclosure is required by PRC law.

IX.	Unsettled Matter
The parties agree that any unsettled matter, including but not limited to the use of trademark and other cooperative issues, shall be resolved before the transfer date through further consultation between the parties by supplement agreement. The supplement agreement, if any, shall have the equivalent legal effects as this Agreement.

X.	Breach of Agreement
Any party who breaches any representations, promise, or guarantees under this Agreement shall pay damage to the other party for breach of agreement.

XI.	This Agreement shall become effective upon execution by both parties.

XII.	Dispute Resolution
1.
Any dispute arising from the performance of this Agreement shall be resolved through consultation between the parties. If no resolution can be reached through consultation, any party may submit the dispute to a local court which has jurisdiction.

2.	If any article under this Agreement is held invalid by a court of law, the invalidity of this article shall not influence the effect of other articles.

XIII.	This Agreement and its execution, effect, interpretation, performance and dispute resolution shall be governed by PRC law.

XIV.	Any party shall not assign part or all of its rights or obligations under this Agreement to a third party without the prior written consent of the other party.

XV.	Force Majeure

1.
A force majeure event is an event that cannot be controlled or anticipated by any party and such event influences, impedes, or delays either party’s performance of part or all of its obligations under this Agreement, such as but not limited to earthquake, typhoon, flood, fire or other natural disasters, war, riot, strike or alike.

2.
If a force majeure event occurs, the affected party shall notify the other party as soon as possible and provide written explanation within 15 days after the event occurs of the event and its inability to perform its obligations under this Agreement. The parties may then decide whether or not to delay the performance or to terminate this Agreement.

XVI.	Any schedule and exhibit shall have the equivalent legal effects as this Agreement.

XVII.	This Agreement shall be executed into two original duplicates in Chinese with equivalent legal effects. Each party shall hold one original duplicate.

XVIII.	Miscellaneous
1.
Any notice relating to the performance of this Agreement shall be served in written and delivered in person, or transmitted by fax or mail. For delivery in person, the date of arrival is the date that the notice arrives the recipient’s address; for transmission via fax, the time of arrival is when the sender receives respond signal; for transmission via mail, the date of arrival is the second business day after the mailing date.

2.	Any amendment to this Agreement shall be approved by both parties in writing. The amended agreement shall be executed by both parties and filed with applicable authorities if necessary.
3.	The failure or delay of any party to execute its right under this Agreement shall not be deemed a waiver of such right.
4.	Any right granted by this Agreement to the parties shall be deemed accumulative to other existing rights or rights to be granted by law or agreement in the future.
5.
The parties hereby irrevocably waive the right to bring any dispute arising from the performance of this Agreement to litigation and the right to request restraining order or enforcement action toward the Properties.

6.	If any party breaches any terms or conditions under this Agreement, the non-breaching party has the right to ask this Agreement to be terminated and claim for damage caused therefrom.
7.	The parties shall bear its own costs relating to the performance of this Agreement.

Transferor: Jinjiang Yinglin Jinduren Fasion Limited
Transferee: Zhimeng Wu

January 25, 2011